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                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                          SECURITIES ACT OF 1934


    Date of Report (Date of earliest Event Reported) July 15, 1994

                     SUMMIT TAX EXEMPT BOND FUND, L.P
            -------------------------------------------------
            (Exact Name of Registrant as specified in Charter)

  Delaware                          1-9373       13-3323104
  (State or other jurisdiction    (Commission    (IRS Employer
    of incorporation)              File Number)    Identification
                                                    Number)


                  625 Madison Ave., New York, N.Y.  10022
                 ----------------------------------------
                 (Address of Principal Executive Offices)


Registrant's telephone number, including area code:(212) 421-5333



                                  N/A
      -------------------------------------------------------------
      (Former Name or Former Address, if Changed Since Last Report)

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Item 5. Other Events

As a result of the continuing delinquency in the payment of 1992 and 1993 real estate taxes, the Partnership initiated steps to enforce its rights and remedies against the owner of the Cypress Run property in Tampa, Florida, which secures the Partnership's $15,750,000 First Mortgage Bond ("FMB"). These remedies included acceleration of the loan and the drawing on an irrevocable Letter of Credit in the sum of $350,000, which was issued on behalf of the owner, as security for the owner's obligations under the Rental Performance Agreement. In response, the owner of the property filed a Voluntary Petition for Relief under Chapter 11 of the United States Bankruptcy Code. At this time, the owner continues to conduct its business and affairs as a Debtor-in-Possession pending a hearing by the Bankruptcy Court. The filing of the Voluntary Petition operates as a stay against the enforcement of the foreclosure action. The Partnership intends to petition the court to, among other things, allow the Partnership to receive net cash flow from the property as debt service payments during the bankruptcy. There is no assurance the court will grant such request. The Cypress Run Bond represents approximately 11.1% of the Partnership's total assets, and the owner of the Cypress property owns no other properties which secure the Partnership's other FMB's.

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                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Summit Tax Exempt Bond Fund, L.P.

By:  Prudential-Bache Properties, Inc.
     A Delaware corporation, General Partner

     By: /s/ Chester A. Piskorowski                     Date: July 28, 1994
     Chester A. Piskorowski
     Vice President
     Prudential-Bache Properties, Inc.